Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 ASR No. 333-228176) of Group 1 Automotive, Inc.,
(2) Registration Statement (Form S-8 No. 333-205923) pertaining to the Group 1 Automotive, Inc. Employee Stock Purchase Plan,
(3) Registration Statement (Form S-8 No. 333-145034) pertaining to the Group 1 Automotive, Inc. Deferred Compensation Plan and the Group 1 Automotive Inc. 2007 Long Term Incentive Plan, and
(4) Registration Statement (Form S-8 No. 333-196424) pertaining to the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan.
of our report dated February 13, 2020, with respect to the consolidated financial statements of Group 1 Automotive, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Group 1 Automotive, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Houston, Texas
February 24, 2021